Lake Shore Bancorp, Inc. Reports Third Quarter 2018 and Year to Date Earnings and Declares Dividend

DUNKIRK, N.Y.— October 24,  2018—Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced unaudited results for the third quarter of 2018 and the nine months ended September 30, 2018.

2018 Third Quarter and Year to Date Highlights:

•	Diluted earnings per share increased $0.03, or 6.5%, for the nine months ended September 30, 2018 when compared to the nine months ended September 30, 2017;
•

Net interest income increased $270,000, or 6.3%, for the third quarter 2018 when compared to the third quarter 2017 primarily due to a $21.5 million, or 12.3%, increase in average commercial loans during the three months ended September 30, 2018 as compared to the three months ended September 30, 2017;

•

Net interest income increased $684,000, or 5.4%, for the nine months ended September 30,  2018 when compared to the nine months ended September 30,  2017 primarily due to a $29.0 million, or 18.0%, increase in average commercial loans during the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017;

•

The effective tax rate was 13.2% for the nine months ended September 30, 2018, which was a 34.1% decrease in comparison to the nine months ended September 30, 2017, primarily due to the Tax Cuts and Jobs Act (“Tax Act”) which lowered the federal corporate tax rate from 34% to 21% as of January 1, 2018;

•	Total assets at September 30, 2018 increased $27.2 million, or 5.2%, to $546.2 million when compared to December 31, 2017;
•

Loans receivable, net increased $23.4 million, or 6.4%, to $388.4 million at September 30, 2018 from $365.1 million at December 31, 2017 primarily due to organic commercial loan growth of $16.1 million, or 8.9%, during the first nine months of 2018; and

•	Total deposits grew by $30.7 million, or 7.6%, to $435.9 million at September 30, 2018 when compared to December 31, 2017, primarily due to net core (non-time) deposit growth.

Net income for third quarter 2018 was $1.1 million, or $0.17 per diluted share, as compared to third quarter 2017 net income of $940,000, or $0.15 per diluted share. Third quarter 2018 net income reflected a $270,000 increase in net interest income, a $110,000 decrease in income tax expense and a $12,000 increase in non-interest income which was partially offset by a $224,000 increase in non-interest expense and a $50,000 increase in provision for loan losses when compared to the third quarter of 2017.

Net income for the nine months ended September 30, 2018 was $3.0 million, or $0.49 per diluted share, compared to net income of $2.8 million, or $0.46 per diluted share, for the nine months ended September 30, 2017. Net income for the nine months ended September 30, 2018 reflected a $684,000 increase in net interest income, a $246,000 decrease in income tax expense and a $135,000 decrease in provision for loan losses which was partially offset by a $685,000 increase in non-interest expense and a $178,000 decrease in non-interest income when compared to the nine months ended September 30, 2017.

 “Our committed focus on the implementation of our strategic plan through organic loan and deposit growth, as well as deepening our customer relationships while maintaining strong credit quality, continues to fuel our robust year-to-date financial performance,” stated Daniel P. Reininga, President and Chief Executive Officer.  “The successes we have achieved in growing our commercial loan portfolio have significantly increased our net interest income. This increase provides Lake Shore Savings Bank with financial strength to fund future strategic growth, and  provides the resources necessary to assist local businesses and families in achieving their financial goals.”

Net Interest Income

Third quarter 2018 net interest income increased $270,000, or 6.3%, to $4.5 million compared to third quarter 2017. Net interest income for the nine months ended September 30, 2018 increased $684,000, or 5.4%, to $13.3 million when compared to the nine months ended September 30, 2017.

Interest income for the third quarter of 2018 was $5.5 million, an increase of $543,000, or 11.0%,  compared to third quarter 2017.  The increase was attributable to a $32.2 million, or 6.9%, increase in the average balance of interest-earning assets and a 16 basis points increase in the average yield in comparison to the third quarter of 2017. The increase in the average balance and yield of interest-earning assets was primarily due to growth in commercial loans.

Interest income for the nine months ended September 30, 2018 was $15.9 million, an increase of $1.4 million, or 9.6%, compared to the nine months ended September 30, 2017.  The increase was attributable to a $34.2 million, or 7.4%, increase in the average balance of interest-earning assets in comparison to the nine months ended September 30, 2017, primarily due to growth in commercial loans.  The average yield on interest-earning assets increased by 9 basis points in comparison to the nine month period ended September 30, 2017, primarily due to growth in higher rate commercial loans.

Interest expense for the 2018 third quarter was $955,000, an increase of $273,000, or 40.0%, from $682,000 for the 2017 third quarter. Approximately $217,000 of the increase was due to a 47 and 23 basis points increase, respectively, in the average interest rate being paid on money market and time deposit accounts as a result of the increase in short term interest rates during the three month period ended September 30, 2018.  The increase in interest paid on deposit accounts was also due to a $31.6 million increase in average core deposits during the 2018 third quarter as compared to the 2017 third quarter.

Interest expense for the nine months ended September 30, 2018 was $2.6 million, an increase of $701,000, or 37.2%, from $1.9 million for the nine months ended September 30, 2017. Approximately $504,000 of this increase was due to a 39 and 18 basis points increase, respectively, in the average interest rate being paid on money market and time deposit accounts as a result of the increase in short term interest rates during the nine month period ended September 30, 2018.  The increase in interest paid on deposit accounts was also due to a $28.0 million increase in average core deposits during the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017. In addition, there was an $85,000 increase in interest paid on borrowed funds during the first nine months of 2018 primarily due to a $4.2 million increase in the average balance of borrowings.  The average rate paid on borrowings increased to 2.12% for the nine months ended September 30, 2018 as compared to 2.01% for the nine months ended September 30, 2017.

Non-Interest Income

Non-interest income increased by $12,000, or 1.9%, to $629,000 in the third quarter of 2018 as compared to $617,000 for the third quarter of 2017. The increase was primarily attributed to a $16,000 increase in service charges and fees and a $12,000 increase in earnings on bank owned life insurance during the third quarter of 2018.  The increase was partially offset by a $22,000 pre-tax realized gain on the sale of securities during the 2017 third quarter as compared to there being no sales of securities during the 2018 third quarter.

Non-interest income decreased by $178,000, or 8.7%, to $1.9  million for the nine months ended September 30, 2018 as compared to $2.1 million for the nine months ended September 30, 2017. The decrease was primarily attributed to a $244,000 pre-tax realized gain on the sale of securities during the nine months ended September 30, 2017 as compared to there being no sales of securities during the nine months ended September 30, 2018. The decrease was partially offset by a $28,000 increase in recoveries on previously impaired securities and an  $18,000 increase in service charges and fees during the nine months ended September 30, 2018.

Non-Interest Expense

Non-interest expense was $3.8 million for the third quarter of 2018, an increase of $224,000, or 6.2%, compared to the same quarter in the prior year. The current year third quarter had higher expenses for salary and benefits, advertising, occupancy and equipment, postage and supplies and data processing, which were partially offset by a decrease in other expenses.

Non-interest expense was $11.4 million for the nine months ended September 30, 2018, an increase of $685,000, or 6.4%, compared to the nine months ended September 30, 2017. The first nine months of 2018 had higher expenses for salary and benefits, data processing and advertising.

Asset Quality

The third quarter 2018 provision for loan losses was $125,000 as compared to $75,000 for the same quarter in the prior year.  The increase in the provision expense was primarily due to a $121,000 increase in reserves related to charge-offs on two previously impaired commercial real estate loans that were foreclosed upon during the third quarter of 2018.

The provision for loan losses during the nine months ended September 30, 2018 was $315,000, a decrease of $135,000, or 30.0%, as compared to the nine months ended September 30, 2017.  During the nine months ended September 30, 2017, a higher provision was recorded for the downgrade in loan classification for two commercial loan relationships.  As of September 30, 2018, these downgraded loans were performing, and well collateralized by commercial real estate, as well as fixtures and equipment.

Non-performing loans as a percent of total net loans at September 30, 2018 was 0.84%, a 21 basis points decrease from 1.05% at December 31, 2017, primarily due to the foreclosure of two non-

performing commercial real estate loans during the first nine months of 2018. The Company’s allowance for loan losses as a percent of total loans was 0.87% at September 30, 2018 and 0.90% at December 31, 2017.

Balance Sheet Summary

Total assets at September 30, 2018 were $546.2 million, a $27.2 million, or 5.2%, increase as compared to $519.0 million at December 31, 2017. Loans receivable, net at September 30, 2018 were $388.4 million, a $23.4 million, or 6.4%, increase as compared to $365.1 million at December 31, 2017. The increase in total loans was primarily due to an increase in commercial real estate, commercial business, one- to four-family residential real estate and home equity loans. Total deposits at September 30, 2018 were $435.9 million, an increase of $30.7 million, or 7.6%, compared with $405.2 million at December 31, 2017. The increase in deposits was primarily due to an increase in net core deposits. Core deposits at September 30, 2018 were $283.7  million, an increase of $27.0  million, or 10.5%, from December 31, 2017.

Stockholders’ equity at September 30, 2018 was $78.8  million as compared to $78.4 million at December 31, 2017.  The increase in stockholders’ equity was primarily attributed to year to date net income which was partially offset by stock repurchases, dividend payments and an increase in accumulated other comprehensive losses.

Dividends Declared

The Company’s Board of Directors approved a $0.10 per share cash dividend on the Company’s common stock on October  24,  2018, payable on November 19,  2018, to shareholders of record as of November 6,  2018. Lake Shore, MHC, which holds 3,636,875 shares, or 60.3%, of the Company’s total outstanding stock, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $15.70 on October 23,  2018, which implied a dividend yield for the Company’s common stock of 2.55%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

 # # # # #

Investor/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	September 30,	December 31,
	2018	2017
	(Unaudited)
	(Dollars in thousands)

Total assets	$546,153	$518,977
Cash and cash equivalents	38,069	40,913
Securities available for sale	83,147	80,421
Loans receivable, net	388,437	365,063
Deposits	435,901	405,153
Long-term debt	24,650	26,950
Stockholders’ equity	78,801	78,375

Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$5,490	$4,947	$15,865	$14,479
Interest expense	955	682	2,591	1,889
Net interest income	4,535	4,265	13,274	12,590
Provision for loan losses	125	75	315	450
Net interest income after provision for loan losses	4,410	4,190	12,959	12,140
Total non-interest income	629	617	1,876	2,054
Total non-interest expense	3,837	3,613	11,377	10,692
Income before income taxes	1,202	1,194	3,458	3,502
Income tax expense	144	254	458	704
Net income	$1,058	$940	$3,000	$2,798
Basic and diluted earnings per share	$0.17	$0.15	$0.49	$0.46
Dividends declared per share	$0.10	$0.08	$0.30	$0.24

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(Unaudited)

Return on average assets(1)	0.78%	0.74%	0.75%	0.75%
Return on average equity(1)	5.35%	4.81%	5.08%	4.81%
Average interest-earning assets to average interest-bearing liabilities	126.15%	128.53%	125.89%	128.33%
Interest rate spread	3.41%	3.46%	3.40%	3.49%
Net interest margin	3.61%	3.63%	3.58%	3.65%

(1) Annualized

	September 30,	December 31,
	2018	2017
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.84%	1.05%
Non-performing assets as a percent of total assets	0.91%	0.82%
Allowance for loan losses as a percent of total net loans	0.87%	0.90%
Allowance for loan losses as a percent of non-performing loans	103.48%	85.65%

	September 30,	December 31,
	2018	2017
	(Unaudited)

Share Information:
Common Stock, number of shares outstanding	6,046,819	6,098,323
Treasury Stock, number of shares held	780,922	729,418
Book value per share	$13.03	$12.85